Exhibit 10.2

China Construction Bank Taipei Branch

Approval Notice

Applicant	Applied Optoelectronics, Inc. (AOI) Taiwan Branch
	Unified Business No.	28410552
	Responsible Person	Chih-Hsiang Lin

I. Decision
That your company applies for a loan of USD 10 million to our bank is approved as follows:

II. Approved Terms
1. Credit line details
No.	Category	Amount/1000 (+/-)	Other Requirements on Interest Rate, Fee, and Amount
A	[Category]: Working capital amount [Subject]: Short-term loan	USD 10,000 (+USD 0)

1. Purpose: working capital

2. Duration: revolving for 1 year from the approval date (to March 25, 2017); the maximum duration for each loan is 180 days but shall not exceed 15 working days before the expiration of Standby L/C.

3. Interest rate: calculated separately for each drawing.

4. Collateral: Stand-by letter of credit (L/C) issued by a domestic branch of China Construction Bank with the China Construction Bank Taipei Branch as the beneficiary. The loan amount cannot exceed 97% of the amount of the stand-by L/C.

5. Payment method: Pay the interest monthly, and pay back the principal at the appointed date

6. Other requirements:

(1) The bank may make loans in USD or NTD. When the loan is made in USD, you need to submit the transaction certificate (such as procurement and sales invoices or orders) approved by our bank and declare that the transaction certificate is not used by other financial institutions for any other financing. For outward remittance financing, the invoice or order needs to be submitted to the bank and the bank allocates the financing fund that is 100% of the invoice or order value directly to the supplier's account. For export invoice financing, the invoice needs to be submitted and the bank allocates the financing fund that is 100% of the invoice value.

(2) The exchange rate between USD and NTD depends on the closing rate at 12:00 two days before the drawdown date (subject to the information released on the website of Taipei Forex Inc.).

(3) The loan will automatically become unavailable 15 working days before the stand-by L/C expires, and the balance shall be paid off.

(4) In case the Notice covers any balance on the previous line of credit, upon being executed as a contract, the previous line of credit will be invalid.

(5) When our bank conducts post-loan monitoring on a quarterly basis, if the net worth on the most recent financial statement provided by the Borrower is negative, then the line of credit will cease to be drawn down until the net worth turns positive.

2. Miscellaneous terms
1. Before drawing down any amount, you should provide us the Minutes of Board of Directors' meetings. 3. If the notice has any mistake, the final approved documents by our bank shall govern.

3. Collateral Details
Collateral	Appraised Amount	Appraisal Date	The percentage of loan granted	Maximum Guaranteed Loan	Amount set	Sequence set
Stand-by L/C issued by a domestic bank			97%

4. Guarantor
Name	Unified Business No./ID Number	Amount of the Promissory Note	Guaranteed Range
N/A

Legal Entity Financial Department of CCB Taipei Branch
2016-3-29

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